EXHIBIT 23.01
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-8 No. 333-262085, No. 333-224540, No. 333-173859 and No. 333-136081) pertaining to the Federated Hermes, Inc. Stock Incentive Plan and the Registration Statement (Form S-8 No. 333-56429) pertaining to the Federated Hermes, Inc. Employee Stock Purchase Plan of our reports dated February 28, 2025, with respect to the consolidated financial statements of Federated Hermes, Inc. and the effectiveness of internal control over financial reporting of Federated Hermes, Inc. included in this Annual Report (Form 10-K) of Federated Hermes, Inc. for the year ended December 31, 2024.

/s/ Ernst & Young LLP
Pittsburgh, Pennsylvania
February 28, 2025